EXHIBIT 10.1

SUMMARY OF NON-EMPLOYEE DIRECTOR COMPENSATION FOR FISCAL 2009

Compensation: Non-employee directors shall receive the following remuneration:

Cash retainer	$80,000
Lead Director retainer	$25,000
Committee fee (non-Audit Committee)	$10,000 per committee
Audit Committee fee	$15,000
Committee Chair fee (non-Audit Committee)	$20,000
Audit Committee Chair fee	$25,000
Deferred Stock Payment	$60,000
Stock Options	$55,000 as of the date of grant using a Black-Scholes calculation to determine fair value.

Directors may elect to defer payment of their fees under one or more of the following arrangements:

Deferred Cash Plan:	Directors may defer cash fees and other cash compensation into a deferred compensation plan. Interest adjusts annually. Amounts deferred are payable after the director leaves the Board either in lump sum or over time.

Deferred Stock Plan:	The annual deferred stock payment is automatically placed in the Deferred Stock Plan. Directors may also elect to have all cash fees credited into the Deferred Stock Plan, in which case the director will receive a 10 percent increase in that compensation. Dividends are credited to the directors’ accounts and reinvested in Company stock. Payouts are in the form of stock, either in lump sum or over time after the director leaves the Board.